Section 2: EX – 99.1 (PRESS RELEASE)	EXHIBIT 99.1
Filed by Orrstown Financial Services, Inc. Commission File No.: 033-18888

FOR IMMEDIATE RELEASE:

Contact:

Mark G. Bayer

VP, Director of Marketing

Phone 717.530.3545

mbayer@orrstown.com

77 East King Street | Shippensburg PA

Orrstown Financial Services, Inc. Reports 2007Annual Earnings and First Quarter 2008 Dividend

Shippensburg, PA (January 24, 2008) – Orrstown Financial Services, Inc. (OTC Bulletin Board: ORRF) has announced that net income for the year ended December 31, 2007 was $12,558,000, an 8.0% increase over the $11,632,000 earned during 2006. Primary earnings per share grew 4.3% from $1.87 during 2006 to $1.95 in 2007. Fourth quarter 2007 earnings were $3,048,000, or $.47 per share versus $2,984,000, or $.46 per share for the fourth quarter of 2006. This represents a 2.1% increase in fourth quarter earnings compared to the prior year.

During 2007, return on average assets, return on average equity and return on average tangible equity were 1.50%, 13.64% and 18.02%, respectively, versus 1.61%, 15.10% and 18.98% during 2006. Return on average assets, return on average equity and return on average tangible equity were 1.38%, 12.75% and 16.69%, respectively, for the fourth quarter of 2007 versus 1.48%, 13.44% and 18.06%, respectively, for the fourth quarter of 2006.

The Board of Directors approved a first quarter 2008 cash dividend of $.21 per share payable to shareholders of record on February 8, 2008. This represents an increase of 5.0% over the dividend of $.20 declared during the first quarter of 2007. The dividend will be paid on February 22, 2008. All per share amounts have been restated to reflect the 5% stock dividend paid in May 2007.

Commenting on the earnings and dividend, Kenneth R. Shoemaker, President and Chief Executive Officer of the company stated, “While the general financial markets are experiencing turbulent times, Orrstown continues to achieve solid earnings growth. Even though the quality of our loan portfolio remains pristine, we prepared for a potential downturn in the economy by increasing our loan loss provision during the fourth quarter which had an impact on overall earnings for the period. We are pleased to maintain the cash dividend at $.21 per share which reflects our continued strong performance”.

With over $880 million in assets, Orrstown Financial Services, Inc. and its subsidiary, Orrstown Bank, provide a full range of consumer and business financial services through twenty banking offices and two remote service facilities located in Cumberland, Franklin and Perry Counties, Pennsylvania and Washington County, Maryland. Orrstown Financial Services, Inc.’s stock is quoted on the NASDAQ Over-the-Counter Bulletin Board under the symbol ORRF.

A summary of financial highlights follows:

For Quarter Ended:	December 31, 2007	December 31, 2006	% Change
Net Income	$3,048,000	$2,984,000	+ 2.1%
Primary Earnings Per Share	$.47	$.46	+ 2.2%
Diluted Earnings Per Share	$.45	$.44	+ 2.3%
Dividends Per Share	$.21	$.19	+ 10.3%
Return on Assets	1.38%	1.48%
Return on Equity	12.75%	13.44%
Return on Tangible Assets	1.43%	1.54%
Return on Tangible Equity	16.69%	18.06%

For Twelve Months Ended:	December 31, 2007	December 31, 2006	% Change
Net Income	$12,558,000	$11,632,000	+ 8.0%
Primary Earnings Per Share	$1.95	$1.87	+ 4.3%
Diluted Earnings Per Share	$1.86	$1.79	+ 3.9%
Dividends Per Share	$.82	$.7428	+ 10.4%
Return on Assets	1.50%	1.61%
Return on Equity	13.64%	15.10%
Return on Tangible Assets	1.56%	1.66%
Return on Tangible Equity	18.02%	18.98%

Balance Sheet Highlights:	December 31, 2007	December 31, 2006	% Change
Assets	$884,979,000	$809,031,000	+ 9.4%
Loans, Gross	$701,964,000	$618,827,000	+ 13.4%
Deposits	$646,356,000	$638,719,000	+ 1.2%
Equity	$96,124,000	$89,388,000	+ 7.5%
Tangible Equity	$74,756,000	$67,821,000	+ 10.2%

Certain statements in this release may constitute “forward looking statements” under the Private Securities Litigation Reform Act of 1995, which involve risk and uncertainties. Orrstown Financial’s actual results may differ significantly from the results discussed in such forward-looking statements. Factors that might cause such a difference include, but are not limited to, economic conditions, competition in the geographic and business areas in which Orrstown Financial conducts its operations, fluctuations in interest rates, credit quality, and government regulation.

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